Exhibit 10.45

SPONSORSHIP SALES AND SERVICE REPRESENTATION AGREEMENT

THIS SPONSORSHIP SALES AND SERVICE REPRESENTATION AGREEMENT (this “Agreement”) is made and entered into as of April 15, 2020 (the “Effective Date”) by and between New York Rangers, LLC (“Rangers, LLC”), a Delaware limited liability company with offices at 2 Penn Plaza, New York, NY 10121, and MSG Entertainment Group, LLC (formerly MSG Sports & Entertainment, LLC), a Delaware limited liability company with offices at 2 Penn Plaza, New York, NY 10121 (“Representative”).

WHEREAS, Representative directly or indirectly owns and operates, inter alia, the sports and entertainment complex known as Madison Square Garden (the “Arena”); and

WHEREAS, Rangers, LLC owns and operates the New York Rangers (the “Rangers”); and

WHEREAS, Rangers, LLC desires to appoint Representative as sales and service representative for sponsorships with respect to the Rangers, and Representative desires to be so appointed and to perform the services described herein, each on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties agree as follows:

1. Appointment.

1.1 Appointment. Subject to the terms of this Agreement, Rangers, LLC hereby appoints Representative as its exclusive (except as otherwise provided in this Agreement) sales and service representative for all sponsorship benefits available for sale in connection with the Rangers (such sponsorship benefits, the “Team Sponsorship Assets”) to be sold in accordance with the terms and conditions set forth herein, which shall include, but not be limited to, the items listed on Schedule A hereto, as well as such other sellable sponsorship assets as the parties agree, after good faith consideration and discussion, are later developed and/or appropriately deemed to relate primarily to the Rangers. As clarification, Team Sponsorship Assets hereunder shall not include Arena Game Shared Sponsorship Assets (as defined in that certain Arena License Agreement between Rangers, LLC and Representative’s subsidiary MSG Arena, LLC (collectively, the “Arena License Parties”) of even date herewith (the “Arena License”)), Tickets for Rangers Events (each as defined in the Arena License) (“Tickets”), hospitality at Rangers Events (e.g., suite licenses, memberships to the Madison Club and The Loft, newly-created hospitality space sales) (“Hospitality”) or Broadcast Advertising Inventory (as defined below), with respect to all of which Rangers, LLC shall have the exclusive rights or receive an agreed-upon allocation pursuant to that Arena License. “Broadcast Advertising Inventory” means any audio-visual, audio-only, video-only, graphical, text or any other form of advertising units or sponsorship rights, regardless of the medium (now known or hereafter developed) in which such advertising units or sponsorship rights are available or promoted, whether displayed or distributed via billboards, studio signage, tickers, “double-box commercials,” banners, links, bugs, fly-outs, overlays, companion banners, or in-stream, pre-roll or post-roll and, for clarity, including promotional spots, product/service placement, designations, integrations and the like, in each case, associated with any Broadcast Rights (as defined in the Arena License) of the Rangers. Notwithstanding anything set forth herein, the parties acknowledge that various rights with respect to the Broadcast Advertising Inventory have been granted to MSG Networks Holdings, L.P. (“MSGN”) via a certain Broadcast Rights Agreement between Rangers, LLC and MSGN, and that MSGN has, in turn, via a certain advertising sales representation agreement (the “Network Rep Agreement”), granted to Representative the exclusive right to sell such Broadcast Advertising Inventory; nothing contained herein is intended to affect such grants of rights.

1.2 Exclusivity. The exclusivity granted above means that, except as provided in Section 5.4, Rangers, LLC shall not (a) sell on its own behalf Team Sponsorship Assets without the prior written approval of Representative, such approval not to be unreasonably withheld, conditioned or delayed, or (b) appoint a third party to sell Team Sponsorship Assets on Rangers, LLC’s behalf without the prior written approval of Representative.

Notwithstanding anything to the contrary in this Agreement, Rangers, LLC may include Team Sponsorship Assets in agreements that Rangers, LLC or any of its affiliates enters into independently of Representative that are principally related to non-sponsorship matters (e.g., ticketing and Broadcast Rights agreements), as long as such inclusion does not violate the terms of a then-existing Sponsorship Agreement (as defined below), and (x) no revenue from such agreements shall be included in Gross Revenue (as defined below) and (y) no Commissions shall be received by Representative for such agreements.

1.3 (a) Contracting Process. Representative shall negotiate, on behalf of Rangers, LLC, sponsorship agreements that provide for the sale of, payment for and delivery of Team Sponsorship Assets. Such agreements, as well as any sponsorship agreements in existence as of the Effective Date that include Team Sponsorship Assets shall hereinafter be referred to as “Sponsorship Agreements.” Representative shall make commercially reasonable, good faith efforts to ensure that Rangers, LLC is the direct contracting party with all sponsors with respect to whom the sponsorship assets purchased are exclusively or primarily Team Sponsorship Assets, and payments shall be made directly from the sponsor to Rangers, LLC in such instances, subject to the final sentence of this subsection (a). Where Representative is unable to effect that outcome, or where Team Sponsorship Assets are included in multi-property deals that do not consist exclusively or primarily of Team Sponsorship Assets, Representative shall make commercially reasonable, good faith efforts to include Rangers, LLC as an express third-party beneficiary in any such agreements entered into during the Term. It is agreed and acknowledged that Sponsorship Agreements that are entered into by Rangers, LLC, MSG Sports, LLC or any other Rangers-specific entity that include Arena Game Shared Sponsorship Assets, Non-Team Sponsorship Assets and/or, during the term of the Network Rep Agreement, Broadcast Advertising Inventory shall be subject to the payment of appropriate allocations with respect to all revenue related to such assets, which allocations shall be agreed upon by the parties in advance of Rangers, LLC’s approval of any such Sponsorship Agreement and set forth in Schedule 2 of the Team Sponsorship Allocation Agreement (defined in Section 3.3 below).

(b) Rangers Approval. Notwithstanding anything herein to the contrary, Sponsorship Agreements that include Team Sponsorship Assets (and any amendment thereto or termination, extension or renewal thereof) shall be subject to the prior written approval of Rangers, LLC, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that, in any instance in which Team Sponsorship Assets are not included in a potential Sponsorship Agreement, or an agreement is not reached, in either case by virtue of Rangers, LLC’s failure to approve of such inclusion, the parties will discuss in good faith a downward adjustment to that Contract Year’s Annual Sales Target (as defined in Section 4.3 below).

2. Term. Subject to the terms of this Agreement (including without limitation Section 7 hereof), the term of this Agreement shall commence as of the Effective Date and expire on June 30, 2030 (the “Initial Term”). The term of this Agreement shall automatically extend for one-year periods after the expiration of the Initial Term and any subsequent one-year renewal terms (each, a “Renewal Term” and, collectively with the Initial Term, the “Term”), unless either party delivers written notice to the other party at least twelve (12) months prior to the expiration of the Initial Term or six (6) months prior to the expiration of any Renewal Term that it wishes to terminate the Agreement effective as of the expiration of the then-applicable Term. As used herein, “Contract Year” means each twelve-month period during the Term commencing on July 1 and ending on the immediately-succeeding June 30; provided, however, that the period beginning on the Effective Date and ending June 30, 2020 (the “Stub Year”) shall be deemed a Contract Year.

3. Team Sponsorship Assets.

3.1 Availability of Assets. Subject to League Rules (as defined in the Arena License), Rangers, LLC and Representative, in each case, to the extent within its control, shall at all times maintain availability of Team Sponsorship Assets that are included in any then-active Sponsorship Agreements, as well as such other Team Sponsorship Assets as Rangers, LLC may otherwise commit to a third party sponsor, unless either Rangers, LLC or Representative is able to provide one or more “make good” assets that are acceptable to the affected sponsor or elimination of the asset(s) is otherwise agreed upon by the parties. Representative shall comply, and ensure that other applicable parties comply, with each Sponsorship Agreement in all respects.

3.2 Elimination and Addition of Assets. With respect to any currently-available Team Sponsorship Assets that are not, at any given time, included in any then-active Sponsorship Agreements, Rangers, LLC may elect to eliminate such Team Sponsorship Assets with respect to any Contract Year (an “Asset Reduction”); provided that, to the extent that such elimination has or is expected to materially affect sales of Team Sponsorship Assets, the Annual Sales Target for such Contract Year will be adjusted pursuant to Section 4.4(a) below. Any addition of new Team Sponsorship Assets with respect to any Contract Year shall be similarly factored in when the parties set the Annual Sales Target, as well as in the contemplation of any mid-year adjustment pursuant to Section 4.4(b) below.

3.3 Make Goods. With respect to all Team Sponsorship Assets sold pursuant to this Agreement, Rangers, LLC and Representative, in each case, to the extent within their respective control, shall use commercially reasonable efforts to provide such Team Sponsorship Assets to Representative or the respective sponsor (as appropriate) in accordance with the terms of the relevant Sponsorship Agreement. If Rangers, LLC is unable to provide such Team Sponsorship Assets at the appointed time or manner for any reason, then Representative, in negotiating refunds or “make good” sponsorship benefits to be delivered to the affected sponsor, shall (a) use commercially reasonable efforts to minimize any refunds or make goods as a result of non-delivery of Team Sponsorship Assets and (b) use commercially reasonable efforts to replace the undelivered Team Sponsorship Assets with alternative Team Sponsorship Assets, which alternative Team Sponsorship Assets Rangers, LLC would then provide (as approved by Rangers, LLC). The parties agree and acknowledge, however, that there may be instances in which make good obligations with respect to such undelivered Team Sponsorship Assets, due to the demands of the affected sponsor, are satisfied with a refund of cash or with sponsorship benefits other than Team Sponsorship Assets, in which case the provisions of Section 4.4(c) shall apply, and the payments due from Representative to Rangers, LLC under Schedule 1 of that certain Team Sponsorship Allocation Agreement between the parties of even date herewith (the “Team Sponsorship Allocation Agreement”) shall be adjusted appropriately.

4. Commissions; Annual Sales Target; Rate Card.

4.1 Commissions. Subject to the terms of this Agreement, in consideration of the services of Representative, Representative will, for each Contract Year after the Stub Year, and except as otherwise agreed by the parties, receive commissions with respect to each Contract Year on the sale of Team Sponsorship Assets (“Commissions”) based on the following commission structure:

(a) except as set forth in subsections (c)-(g) and Section 7.1(d) below, with respect to Gross Revenue (as defined below) up to the Annual Sales Target for such Contract Year, the Commission shall be twelve-and-one-half percent (12.5%) of Gross Revenue;

(b) except as set forth in subsection (c)-(g) below, for any Gross Revenue above the Annual Sales Target for such Contract Year, the Commission shall be seventeen-and-one-half percent (17.5%) of such incremental Gross Revenue in excess of such Contract Year’s Annual Sales Target;

(c) with respect to Sponsorship Tickets (as defined in Section 4.8) included in any Sponsorship Agreement, Representative shall be entitled to no Commission thereon, unless separately agreed to in writing (email being sufficient) by Rangers, LLC;

(d) with respect to any Sponsorship Hospitality (as defined in Section 4.9) included in any Sponsorship Agreement, Representative shall be entitled to no Commission thereon pursuant to this Agreement, and the parties understand and acknowledge that Representative shall be entitled to compensation therefrom as set forth in Article V of the Arena License;

(e) with respect to any Team Sponsorship Assets delivered after the Term hereof in accordance with Section 7.1(f) below, the Commission shall be as set forth in such Section; and

(f) with respect to any Team Sponsorship Asset (other than Sponsorship Tickets or Sponsorship Hospitality) for which the Fulfillment Costs (as defined below) exceed thirty (30%) of the value allocated to such asset, the Commission thereon shall be twelve-and-one-half percent (12.5%) of the margin on such asset (i.e., allocated value less Fulfillment Costs, multiplied by 0.125). By way of example, if $100,000 is allocated to an applicable Team Sponsorship Asset in a Sponsorship Agreement, and there are $60,000 of Fulfillment Costs associated with delivering such asset, then Representative’s commission with respect to such asset shall be $5,000. For avoidance of doubt, any commissions, fees or other amounts paid to or retained by agencies or other Representative-engaged third parties with respect to the sale of Team Sponsorship Assets shall be borne by Representative without any reduction in the amounts payable to Rangers, LLC from the gross amount of the sale other than the Commissions.

(g) Commissions shall be paid by Rangers, LLC to Representative on a monthly basis, via offset against amounts due from Representative to Rangers, LLC under Section 6.2 below or, only to the extent necessary, via wire transfer from Rangers, LLC to Representative. Each such payment shall be consistent with the amount set forth for Commissions for such month in the applicable Monthly Report (as defined in Section 6.2). To the extent that a Commissions payment is to be made by wire payment, such payment will be made within five (5) days following Rangers, LLC’s receipt of the applicable Monthly Report; provided, however, that, to the extent that Rangers, LLC has requested additional information or raised a dispute as to a Monthly Report, either pursuant to Section 6.2, such payment shall be made within five (5) days following its receipt of such information and/or the resolution of the dispute in accordance with the process set forth in such Section

“Gross Revenue” shall mean gross sales revenue actually received by Representative, Rangers, LLC or MSG Sports, as applicable, from Team Sponsorship Assets contained in Sponsorship Agreements (and for this purpose, prior to any deduction of the applicable Commission). For avoidance of doubt, sponsorship fees under any Sponsorship Agreement shall count toward Gross Revenue for the purpose of this Agreement in the Sponsorship Agreement contract year to which such fees relate under such Sponsorship Agreement, consistent with Representative’s past practice, regardless of any recognition of revenue pursuant to GAAP that is inconsistent therewith. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that, with respect to any Contract Year, for purposes of (i) calculating the Commission pursuant to this Section 4.1 and (ii) determining whether or not the Annual Sales Target has been achieved, Gross Revenue shall not include any revenue generated from the sale of Arena Game Shared Sponsorship Assets or Non-Team Sponsorship Assets (each as defined in the Arena License) and/or Team Sponsorship Assets sold incrementally with respect to any playoff games (“Playoff Sponsorship Assets”). Except as otherwise agreed by the parties, the Commission payable on gross revenue generated from the sale of Playoff Sponsorship Assets (other than Sponsorship Tickets and Sponsorship Hospitality) shall be twelve-and-one-half percent (12.5%) of such gross revenue.

4.1A. Sales Operations Payment. With respect to any Contract Year, in addition to any Commission to which Representative is entitled, Rangers, LLC shall also pay to Representative an amount covering a share of the cost of Representative’s sales and service staff and overhead (the “Sales Operations Payment”). With respect to the Stub Year, the Sales Operations Payment shall be $775,000; with respect to the 2020-21 Contract Year, the Sales Operations Payment shall be $3,100,000. With respect to the 2021-22 Contract Year and each Contract Year thereafter, the Sales Operations Payment will be 103% of the Sales Operations Payment for the immediately preceding Contract Year. Representative may deduct and retain one-twelfth (1/12) (or, with respect to the Stub Year, the applicable pro-rated monthly amount) (either, a “Monthly SO/OH Payment”) of the applicable Contract Year’s Sales Operations Payment from each Monthly Net Sponsorship Payment it makes pursuant to Section 6.2 below; provided, however, that, with respect to any shortfall in any month (i.e., any monthly portion of the Sales Operations Payment that is not paid by offset against that month’s Monthly Net Sponsorship Payment to Rangers, LLC), Rangers, LLC shall, no more than fifteen (15) days following the end of such month, pay such shortfall to

Representative. Notwithstanding anything herein to the contrary, the Sales Operations Payment shall terminate in the event of any termination of this Agreement, and the Sales Operations Payment for the Contract Year in which such termination occurs shall be reduced on a pro-rata basis.

4.2 Fulfillment Costs. “Fulfillment Costs” shall mean the direct incremental out-of-pocket costs incurred by either Representative or Rangers, LLC in fulfilling Sponsorship Agreement obligations or otherwise delivering Team Sponsorship Assets that Representative has sold hereunder (e.g., digital content creation, development of new inventory, costs of T-shirts, etc.); provided, however, that, for avoidance of doubt, “Fulfillment Costs” shall not include Commissions payable to Representative, Representative overhead (including employee compensation) or sales costs (e.g., sales materials, research, travel and entertainment, training, CRM, software, client hospitality, agency commission, etc.). Representative and Rangers, LLC shall regularly discuss and collaborate in good faith to determine the appropriate levels of Fulfillment Costs with respect to Team Sponsorship Assets, taking into account such considerations as sponsor satisfaction, Rangers brand maintenance, etc. Except as otherwise agreed by the parties, Rangers, LLC shall be responsible for paying all such Fulfillment Costs that either party incurs, and Representative may deduct from the payments it makes to Rangers, LLC pursuant to Section 6.2 hereof the amounts of such Fulfillment Costs that it has directly incurred in accordance with this Agreement, provided that, upon any such deduction, it shall provide to Rangers, LLC invoices or receipts reflecting such costs concurrently with its delivery of the relevant payment. Notwithstanding anything herein to the contrary, Representative shall not incur Fulfillment Costs payable by Rangers, LLC without the prior written approval of Rangers, LLC (including approval in any deal budget) in excess of those previously approved by Rangers, LLC including as set forth in any deal budget.

4.3 Annual Sales Target. “Annual Sales Target” shall mean, for each Contract Year following the Stub Year, an amount to be mutually agreed by the parties (determination of which, if necessary, will be escalated to a senior executive of each party) following good faith discussions for a reasonable period of time prior to and/or during Rangers, LLC’s budget process for the applicable Contract Year; provided, however, that, in the event that the parties are unable to agree on an Annual Sales Target for any Contract Year, the Annual Sales Target will be 103% of the Annual Sales Target for the immediately preceding Contract Year (provided further that the Annual Sales Target for the 2020-21 Contract Year will be no less than the gross sales revenue actually received by Representative, Rangers, LLC, MSG Sports, LLC or the appropriate Rangers-specific entity without duplication, as applicable, from Team Sponsorship Assets contained in Sponsorship Agreements during the 2019-20 fiscal year (i.e., July 1, 2019 through June 30, 2020)). For clarity, the Annual Sales Target amounts shall not include Gross Revenue from the sale of Arena Game Shared Sponsorship Assets, Non-Team Sponsorship Assets and/or Playoff Sponsorship Assets.

4.4 Adjustments to Annual Sales Target. The Annual Sales Target for any Contract Year may be adjusted in each of the following instances:

(a) In the event of a material Asset Reduction or if there is any addition of new Team Sponsorship Assets, in each case, as described in Section 3.2 above, the Annual Sales Target for the applicable Contract Year will, if requested by either party, be adjusted upward or downward, as applicable, by the allocated value of the applicable additional undelivered Team Sponsorship Assets or the past or expected value of the affected sales category and/or asset inventory, as mutually agreed by the parties following good faith discussions.

(b) In the event of League Rules changes that either newly permit or preclude the sale of certain Team Sponsorship Assets (e.g., the National Hockey League (“NHL”) creating new team sponsorship inventory) or sales of advertising in a particular sales category in advance of or within any Contract Year, which changes have or are expected to have a material impact on sales of Team Sponsorship Assets, the Annual Sales Target for such Contract Year may be adjusted upward or downward, as applicable, by the value of the applicable Team Sponsorship Assets or the past or expected value of the affected sales category and/or asset inventory, as applicable, as mutually agreed by the parties following good faith discussions.

(c) In the event that, as contemplated in Section 3.3 above, make good obligations with respect to undelivered Team Sponsorship Assets are satisfied with sponsorship benefits other than Team Sponsorship Assets or with a cash refund, the Annual Sales Target for the applicable Contract Year will, if requested by Representative, be adjusted downward by the allocated value of the applicable undelivered Team Sponsorship Assets or cash refund, as applicable, as mutually agreed by the parties following good faith discussions.

If, with respect to good faith discussions as to an adjustment as contemplated above, by the end of thirty (30) days of such discussions (during which, if necessary, such discussions will be escalated to a senior executive of each party), the parties have not agreed on an appropriate adjustment to the Annual Sales Target, then within twenty (20) days of the expiration of such thirty-day period, either party shall have the right to submit to binding arbitration the issue of the appropriate adjustment to the Annual Sales Target. Any such arbitration shall be conducted in accordance with Section 6 below, or such other procedures as the parties agree upon.

4.5 Shortfalls.

(a) In the event that either (i) the Gross Revenue for any Contract Year is less than 80% of the Annual Sales Target for such Contract Year, or (ii) with respect to the 2021-22 Contract Year and beyond, the sum of the Gross Revenue for any Contract Year (the “Base Year”) and the Gross Revenue for the Contract Year immediately preceding the Base Year is less than 85% of the sum of the Annual Sales Target for such immediately-preceding Contract Year and the Annual Sales Target for such Base Year (the difference between the Gross Revenue and the Annual Sales Target for such Contract Year, or between the average Gross Revenue and average Annual Sales Targets for such Contract Year and Base Year, as the case may be, the “Shortfall”), then Rangers, LLC will have the right to request a payment (the “Shortfall Payment”) from Representative in an amount equal to the Shortfall (less any Commissions that would have applied if such amount were Gross Revenue) within thirty (30) days following its receipt of the June Monthly Report (as defined in Section 6.2 below). Rangers, LLC shall designate the applicable Shortfall in its request (i.e., if both (i) and (ii) of the first sentence of this Section 4.5 are triggered, Rangers, LLC may choose the Shortfall it wishes to designate in its request to Representative). Except as provided in subsections (b) and (c) below with respect to a Shortfall relating to the final Contract Year of the Agreement alone, Representative may elect as to whether or not to make a requested Shortfall Payment. If Representative does not make such Shortfall Payment to Rangers, LLC within thirty (30) days after receipt of Rangers LLC’s request, then, within thirty (30) days of the earlier of Representative’s written notice to Rangers, LLC of such fact or the expiration of such thirty (30) day period, Rangers, LLC will have the right, exercisable by written notice to Representative, to terminate this Agreement effective, at Rangers, LLC’s election and as set forth in such notice, either (i) sixty (60) days following the receipt of such notice or (ii) at the expiration of the then-current Contract Year.

(b) If Rangers, LLC requests a Shortfall Payment with respect to a Shortfall in connection with the final Contract Year only, Representative shall pay, within thirty (30) days following the end of such Contract Year, such Shortfall, and may not elect not to make such payment.

(c) For avoidance of doubt, if Representative makes a Shortfall Payment to Rangers, LLC relating to a Contract Year or pair of Contract Years, the Annual Sales Target(s) will be deemed to have been met for such Contract Year(s).

4.6 Rate Card. Rangers, LLC’s budgeted rate card for Team Sponsorship Assets (the “Rate Card”) for the 2019-20 Contract Year has been agreed upon by the parties and is attached hereto as Schedule B. For subsequent Contract Years, such Rate Card will be set by Rangers, LLC following consultation with Representative as part of Rangers, LLC’s annual budgeting process, and such Rate Card shall in each instance be set at levels that do not impede Representative’s ability to meet the Annual Sales Target for the relevant Contract Year. Representative will not sell any Team Sponsorship Assets below such Rate Card by more than twenty percent (20%) without Rangers, LLC’s prior written approval.

4.7 Inclusion in Multi-Property Sponsorships. Representative may, during the Term, include Team Sponsorship Assets in other multi-property Sponsorship Agreements (i.e., marketing and sponsorship arrangements that include Team Sponsorship Assets as well as Non-Team Sponsorship Assets and/or Arena Game Shared Sponsorship Assets, each as defined in the Arena License), provided that (i) without limiting Rangers, LLC’s approval right with respect to all Sponsorship Agreements, Rangers, LLC has approved such inclusion (which approval shall not be unreasonably withheld, conditioned or delayed), (ii) unless otherwise agreed by Rangers, LLC, such Team Sponsorship Assets shall be valued at not less than the fair market value thereof, as such may be adjusted consistent with Representative’s methodology for uniformly adjusting elements of multi-element agreements in effect as of the date hereof (i.e., the then-current prices actually recently agreed and paid by third parties for similar type and amount of inventory, if any, subject to any deal-wide discount or premium (historically referred to as a “GAAP adjustment”)), (iii) to the extent such agreement is category-exclusive, it shall be deemed reasonable for Rangers, LLC to disapprove any such agreement if the value of such agreement that is allocated to Rangers, LLC (including Rangers, LLC’s allocation of Arena Game Shared Sponsorship Assets) represents less than one-hundred-and-fifty percent (150%) of the sum of the NHL average yields in the applicable category in the year prior to such deal and (iv) any in-game integrations will be subject to Rangers, LLC’s prior written approval (not to be unreasonably withheld, conditioned or delayed).

4.8 Inclusion of Tickets. For avoidance of doubt, Representative may include a reasonable number of Tickets in Sponsorship Agreements (“Sponsorship Tickets”), consistent with past practice and subject to the prior approval of Rangers, LLC, and, subject to Section 4.1(c), Rangers, LLC will receive face value therefor or such lesser amounts as to which Rangers, LLC may agree.

4.9 Inclusion of Hospitality. For avoidance of doubt, Representative may include a reasonable amount of Hospitality in Sponsorship Agreements (“Sponsorship Hospitality”), consistent with past practice and subject to the prior approval of Rangers, LLC, and, subject to Section 4.1(d), Rangers, LLC will receive rate card rates therefor or such lesser amounts as to which Rangers, LLC may agree.

5. Responsibilities.

5.1 Representative’s Sales and Service Responsibilities. Representative accepts appointment as sales and service representative for the sale of Team Sponsorship Assets and the servicing of relationships with Rangers sponsors, including fulfillment/delivery/activation of Team Sponsorship Assets, efforts to retain and renew Rangers sponsors, collections and dispute resolutions, and all other activities relating to the relationship between Rangers, LLC and the Rangers’ sponsors. Representative accepts all obligations attendant thereto hereunder and agrees to comply with the terms and conditions of this Agreement and to use commercially reasonable efforts to maximize the net revenue generated and collected from the sale of the Team Sponsorship Assets in connection with its duties hereunder. Representative shall provide a professional sales and service staff and appropriate resources to perform its duties hereunder. In addition, Representative shall establish (in consultation with Rangers, LLC) and maintain, at Representative’s cost, throughout the Term an incentive sales and retention plan that is designed to ensure that Representative’s sales and service force is appropriately incentivized to optimize the revenue generated with respect to the sales of Team Sponsorship Assets hereunder. Representative’s performance of its duties hereunder shall be conducted in such a manner as to minimize interference with the Rangers’ use of the Arena. Without limiting the foregoing, standards of quality and minimum levels of all duties to be performed hereunder by Representative, including staffing, shall be subject to League Rules and Rangers, LLC’s reasonable satisfaction.

5.2 Books and Records. Representative shall keep and maintain complete and accurate books and records of all financial and other matters relating to this Agreement. Representative shall provide all necessary internal accounting services related to the sale of the Team Sponsorship Assets hereunder, including accounts payable, billing, accounts receivable and collection, which shall be performed in a manner generally consistent with past practice. Representative shall furnish Rangers, LLC with financial information required to close its books each month promptly following the end of such month and such other information as is reasonably requested by Rangers, LLC for forecasting, budgeting and other business purposes.

5.3 Content Standards and Approval. All creative materials presented by Representative for use with respect to the Team Sponsorship Assets must comply with League Rules and Rangers, LLC’s standards, and such creative materials shall be subject to Rangers, LLC’s right to review and/or approve the same. Rangers, LLC reserves the right, in its sole discretion, to reject any creative material in the event of a conflict with Rangers, LLC’s standards for such, or in the event that Rangers, LLC deems any such creative material to be defamatory, abusive, obscene or in violation of any Rangers, LLC policy or League Rules, or for reasons of quality. For clarity, Representative shall not present to Rangers, LLC nor propose any sale of Team Sponsorship Assets in connection with any sponsor that was previously rejected hereunder unless otherwise agreed in writing by Rangers, LLC.

5.4 Sales Support. In support of Representative’s sales efforts hereunder, Rangers, LLC shall use commercially reasonable efforts to (a) regularly work with Representative to develop new Team Sponsorship Assets, (b) provide reasonable amounts of Rangers tickets and hospitality to Representative to be used for potential purchasers of Team Sponsorship Assets (such amounts as agreed to by the parties) and (c) otherwise assist and support such sales efforts, consistent with past practice, including provision of access to Rangers events and spaces (e.g., access for tours of the Rangers’ training center) for Representative’s employees and Rangers sponsors and sponsorship prospects. With respect to the provision of tickets by Rangers, LLC to Representative pursuant to clause (b) of this Section 5.4, (i) the parties shall work in good faith to determine the number of tickets to be provided for any game, and have agreed upon an expected average per-game number of tickets with respect to the 2019-20 Contract Year and (ii) with respect to each Contract Year thereafter, the parties shall, as part of the annual budget process, agree on the appropriate average per-game number of tickets, taking into account such factors as actual utilization during the preceding Contract Year and the extent to which the utilization of such tickets advanced the goals of this Agreement.

5.5 Transition Obligations. During the final Contract Year of the Term, Representative and Rangers, LLC shall reasonably cooperate and take all reasonable and appropriate actions to successfully transition the marketing and sale of Team Sponsorship Assets from Representative to Rangers, LLC or a third party designated by Rangers, LLC. Notwithstanding anything contained in Sections 1.1 or 1.2, as of the final Contract Year, the exclusivity granted to Representative herein shall not preclude Rangers, LLC from selling Team Sponsorship Assets with respect to periods following the expiration date, and the parties shall coordinate sales efforts in good faith during such final Contract Year.

6. Arbitration, Payments, Reporting Requirements, Restrictions & Approval Rights.

6.1 Arbitration. Any arbitration brought under Section 4.4 of this Agreement shall be conducted by a single, neutral arbitrator in New York in accordance with the rules of the American Arbitration Association (the “AAA”). The arbitrator shall be mutually agreed upon by the parties or, failing such agreement within fifteen (15) days after the petition for arbitration is filed, such arbitrator shall be promptly selected in accordance with the rules of AAA relating thereto. The arbitrator shall render his/her decision as to the appropriate modification (if any) to the Annual Sales Target within ninety (90) days after his/her selection, and such decision shall be binding upon the parties. The fees and expenses of the arbitrator shall be shared equally by Representative and Rangers, LLC. The parties shall make all reasonable efforts to adhere to, and cause the arbitrator to adhere to, the time limits set forth herein. In the event that such time limits cannot be met despite such reasonable efforts, the validity of the arbitrator’s decision shall not be affected as a result thereof and the arbitrator may extend such time limits as necessary.

6.2 Monthly Reports. Subject to Section 1.3, during the Term, Representative shall pay Rangers, LLC, no more than ten (10) days after the end of each calendar month (each, a “Monthly Net Sponsorship Payment”), an amount consisting of Gross Revenue that has been received by Representative (including such amounts as are set forth in Sections 2 and 4 of the Team Sponsorship Allocation Agreement), less (a) any Commissions to which Representative is entitled under Section 4.1 hereof, (b) the Monthly SO/OH Payment due pursuant to Section 4.1A, (c) any payment due to Representative from Rangers, LLC pursuant to Section 3 of the Team Sponsorship Allocation Agreement and (d) Fulfillment Costs incurred by Representative. Each such payment shall be accompanied by a reasonably-detailed settlement report (each, a “Monthly Report”), which Monthly Report shall detail Gross Revenue and Commissions due thereon with respect to the applicable month, except that (i) the Monthly Report for June of each Contract Year shall be provided to Rangers, LLC on or before the immediately-following July 10th and (ii) if, due to the offsets set forth in (a), (b), (c) and/or (d), no payment from Representative to Rangers, LLC is due with respect to any month, Representative shall nevertheless timely provide a Monthly Report. Notwithstanding payment made in accordance with the foregoing provisions of this Section 6.2, Rangers, LLC may reasonably request additional information regarding such Monthly Report, and Representative agrees to provide such additional information. Rangers, LLC may dispute any amount in any Monthly Report. The parties shall promptly confer to resolve any such areas of disagreement, and each party shall be entitled to refer any disagreement that cannot be resolved to the Accounting Firm (as defined in the Arena License) in accordance with Section 9.06(c) of the Arena License. Notwithstanding the foregoing, the acceptance of a Monthly Report (or any portion thereof) and the payment of any amounts in accordance therewith shall be without prejudice to Rangers, LLC’s rights to subsequently dispute any applicable amounts (including pursuant to Section 9.06(c) of the Arena License and Section 6.6 hereto). Representative shall pay Rangers, LLC any disputed amounts agreed upon by the parties or awarded by the Accounting Firm, as applicable, within five (5) business days after the dispute is resolved by the parties or by the Accounting Firm in accordance with Section 9.06(c) of the Arena License.

6.3 Data Exchange Obligations.

(a) The parties will cooperate in good faith with respect to reasonable requests for sales information and data, including Sponsorship Customer Data, as defined below, relating to the Team Sponsorship Assets during the Term in order to maximize the Gross Revenue from Representative’s sale of the Team Sponsorship Assets hereunder.

(b) Representative shall promptly provide to Rangers, LLC all consumer data that Representative obtains relating to Team Sponsorship Assets (“Sponsorship Customer Data”), and, subject to the sentence that follows, Rangers, LLC shall solely retain rights in such Sponsorship Customer Data. Notwithstanding the foregoing, Representative shall have the right to use such Sponsorship Customer Data that Representative has obtained in furtherance of its sales efforts under this Agreement, as well as for its own purposes unrelated thereto; provided, however, that Representative may not sell, lease or otherwise convey such Sponsorship Customer Data to any third party.

(c) As to all consumer data other than Sponsorship Customer Data, the rights to such as between the parties shall be the same as those set forth as between the Arena License Parties in Article X of the Arena License.

(d) The obligations set forth in this Section 6.3 are subject to any applicable legal and regulatory requirements.

6.4 Services. Unless otherwise agreed to by the parties, Representative shall provide services with respect to accounting, billing and collection efforts in relation to the sale of Team Sponsorship Assets by Representative.

6.5 Asset Inclusion Beyond Term. Notwithstanding anything herein to the contrary, Representative acknowledges and agrees that Rangers, LLC must approve in writing in its sole discretion any inclusion of Team Sponsorship Assets with respect to periods which follow the (i) then-scheduled expiration date of the Term of this

Agreement (i.e., after June 30, 2030 with respect to the Initial Term, and after the then-upcoming June 30th during any Renewal Term) or (ii) termination date for which notice of termination has been given, in each case, in Sponsorship Agreements (multi-element or otherwise) that are scheduled to expire after the conclusion of such Term.

6.6 Audit Rights. Each party shall permit the other party, at its cost, either itself or through an independent auditor selected by the auditing party, during regular business hours at the offices of the party being audited, to inspect, make copies of and otherwise audit such books and records as are related to the services and sponsorship relationships hereunder upon no less than thirty (30) days’ notice; provided, however, that (a) neither party may request an audit more than once per Contract Year and (b) no audit may cover a period covered by a prior audit. If, as a result of any such audit, it is determined that either party has underpaid the other party, such underpaying party shall reimburse the other party within thirty (30) days of its receipt of notice thereof for the underpayment (plus interest thereon). If such underpayment exceeds five percent (5%) of the amount properly due, the costs of such audit shall also be reimbursed.

6.7 Collections. Subject to any alternative procedure that may be agreed upon by the parties, Representative shall provide a monthly detailed list of outstanding accounts. Representative shall maintain reasonably detailed records of collection efforts. Rangers, LLC will, upon Representative’s request, work with Representative (at the sole cost of Representative) in making collection efforts when the balance is sixty (60) days or more past due. In making its collections efforts, Representative shall use the same degree of diligence that it employs with respect to its own accounts receivable. With respect to the institution of legal proceedings in connection with unpaid invoices under any agreement, the party whose allocation of funds in such agreement is greater may determine whether such legal proceedings shall be instituted, regardless of whether such party is the contracting party, and the contracting party shall comply with such determination. The costs of legal proceedings shall be funded pro rata by the parties, regardless of who determined to bring such proceedings; provided that any reimbursement of such costs shall also be distributed pro rata among the parties. In the event that either party collects any previously-unpaid amounts directly, it will immediately notify the other party of such collection in writing. In the event of such a collection by Rangers, LLC, Representative may deduct the appropriate Commission attributable to such amount (calculated following deduction of any attorneys’ fees incurred by Rangers, LLC) from its next monthly remittance pursuant to Sections 2 and 4 of the Team Sponsorship Allocation Agreement. For the avoidance of doubt, Representative shall have no liability to Rangers, LLC with respect to uncollected amounts, to the extent Representative is in compliance with this Agreement. Notwithstanding anything herein to the contrary, if any revenue payable to Representative by an affiliate of Representative is subject to sharing with Rangers, LLC hereunder, such revenue shall be deemed “collected” by Representative on the earlier of (i) the date on which such revenue is actually collected and (ii) the date on which such revenue is payable pursuant to the terms of the applicable contract or other arrangement.

7. Termination.

7.1 Rights.

(a) In the event that either party (the “Defaulting Party”) has failed to comply with any material provision of this Agreement and has not cured such noncompliance within thirty (30) days after delivery of written notice thereof from the other party (the “Non-Defaulting Party”), then this Agreement, at the option of the Non-Defaulting Party, may be terminated upon the date specified in a notice to the Defaulting Party, which date shall be not less than thirty (30) days after the date such notice is given to the Defaulting Party. The Non-Defaulting Party shall have all of its contractual rights hereunder, in addition to all other rights and remedies to which it may be entitled at law, in equity or otherwise.

(b) Rangers, LLC shall have the right to terminate this Agreement in accordance with the terms set forth in Section 4.5 above.

(c) Either party shall have the right to terminate this Agreement upon written notice to the other party in the event that the other party becomes insolvent or files or has filed against it any action in the nature of bankruptcy.

(d) Each party shall have the right to terminate this Agreement as of June 30, 2025 by providing written notice to the other party on or before March 31, 2025.

(e) Each party shall have the right to terminate this Agreement upon written notice to the other party within sixty (60) days after a change of control of either party (including a change of control of the terminating party), including any transaction in which any third party acquires substantially all of the assets of Rangers, LLC.

(f) In the event of any early termination of this Agreement and/or at the expiration of this Agreement, (i) Rangers, LLC shall continue to honor all Sponsorship Agreements properly entered into by Representative prior to such termination or expiration, and Representative shall continue to pay to Rangers, LLC its share with respect to such Sponsorship Agreements in accordance with the Team Sponsorship Allocation Agreement, (ii) both parties will perform their respective obligations hereunder that relate to periods prior to the effective date of termination but that, by their nature, are necessarily performed subsequent to such effective date (including, without limitation, in the case of Representative, billing, collections, provision of Monthly Reports and payments to Rangers, LLC) and (iii) Representative shall assign to Rangers, LLC (or any other party designated by Rangers, LLC) (A) each Sponsorship Agreement with respect to which the sponsorship assets purchased are exclusively or primarily Team Sponsorship Assets and (B) the rights under each other Sponsorship Agreement to theextent relating to Team Sponsorship Assets. Notwithstanding the foregoing, the post-termination/post-expiration Commissions payable hereunder for Gross Revenue received pursuant to Sponsorship Agreements following the effective date of expiration or termination of this Agreement shall be an amount equal to (x) twelve-and-one-half percent (12.5%) of applicable Gross Revenue, less (y) the reasonable costs incurred by Rangers, LLC and its Affiliates in connection with their performance of services that were previously performed by Representative and its Affiliates hereunder.

(g) In the event that Representative properly terminates this Agreement pursuant to Subsection 7.1(a), Rangers, LLC (or its parent entity MSG Sports, LLC) shall, subject to the remainder of this Section 7.1(g), be solely responsible for all severance costs associated with any termination of any employee of Representative as of the effective date of such termination of this Agreement who supports, in whole or in part, Representative in carrying out its responsibilities hereunder that does not become an employee of Rangers, LLC or MSG Sports, LLC prior to, upon or promptly following the effective date of his or her termination. Representative shall use commercially reasonable efforts to minimize any such severance costs, which will (in any event and without limiting the foregoing) be reasonable and generally consistent with Representative’s past practice for similarly-situated employees.

7.2 Payments. In the event of termination of this Agreement for any reason, each party shall be obligated for all amounts payable by it pursuant to its terms.

8. Representations and Warranties.

8.1 Representations and Warranties of Representative.

(a) Representative represents and warrants to Rangers, LLC that (i) Representative is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, (ii) it has the power and authority to enter into this Agreement and to fully perform its obligations hereunder, (iii) this Agreement constitutes the valid, legal and binding obligation of Representative and is enforceable against Representative in accordance with its terms, and (iv) there are no actions, suits or proceedings of a material nature pending or, to its best knowledge, threatened against Representative that would affect its ability to enter into this Agreement or perform its obligations hereunder.

(b) Representative represents, warrants and agrees that it shall not sell any Team Sponsorship Assets for Rangers, LLC (or Non-Team Sponsorship Assets and Arena Game Shared Sponsorship Assets, where sold with Team Sponsorship Assets) if Representative has actual knowledge that (i) Rangers, LLC’s exhibition thereof (including, without limitation, any and all visual, literary, dramatic and musical material and software included therein) would infringe any copyright, trademark, patent or any other intellectual property, proprietary or other rights of any nature whatsoever of any person or entity and/or (ii) such assets do not comply (or would not comply, as sold by Representative) with all applicable rules, regulations and laws, including any applicable League Rules.

(c) Representative represents, warrants and agrees that it will use good faith efforts to ensure that every sponsor and agency that purchases Team Sponsorship Assets from Representative shall sign an agreement with Representative that includes an indemnity in favor of Rangers, LLC, its affiliated companies, directors, officers, employees, contractors, agents, successors and assigns relating to any sponsor advertising material to be utilized as part of the Team Sponsorship Assets that is generally consistent with past practice (the “Rangers, LLC Indemnity”). Representative shall provide Rangers, LLC with a copy of any such signed agreement (including the foregoing Rangers, LLC Indemnity) upon Rangers, LLC’s request.

(d) Representative represents, warrants and agrees that it shall ensure that, unless otherwise approved by Rangers, LLC, each agency and sponsor to whom Representative sells Team Sponsorship Assets shall be subjected to the credit check and customer qualification procedures as are applied to Representatives sales of its own sponsorship assets.

8.2 Representations and Warranties of Rangers, LLC. (a) Rangers, LLC represents and warrants to Representative that (i) it is duly organized, validly existing and in good standing under the laws of Delaware, (ii) it has the power and authority to enter into this Agreement and to fully perform its obligations hereunder, (iii) this Agreement constitutes the valid, legal and binding obligation of Rangers, LLC and is enforceable against Rangers, LLC in accordance with its terms and (iv) there are no actions, suits or proceedings of a material nature pending or to its best knowledge, threatened against Rangers, LLC that would affect its ability to enter into this Agreement or perform its obligations hereunder.

(b) With respect to any agreements that Rangers, LLC enters into directly with a sponsor or agency, as set forth in Section 1.3 above, for the purchase of Team Sponsorship Assets, Rangers, LLC represents, warrants and agrees that it will use good faith efforts to ensure that such sponsors and agencies sign an agreement with Rangers, LLC that includes an indemnity in favor of Representative, its affiliated companies, directors, officers, employees, contractors, agents, successors and assigns relating to any sponsor advertising material to be utilized as part of the Team Sponsorship Assets that is generally consistent with past practice (the “Representative Indemnity”). Rangers, LLC shall provide Representative with a copy of any such signed agreement (including the foregoing Representative Indemnity) upon Representative’s request.

8.3 Survival. The terms of this Section 8 shall survive the expiration or earlier termination of this agreement.

9. Indemnity.

9.1. Representative Indemnity. Representative shall at all times, when requested, defend, indemnify and hold harmless Rangers, LLC and Rangers, LLC’s owners (direct and indirect), related companies and affiliates and their respective directors, officers, employees, contractors, agents, successors and assigns (collectively, the “Rangers, LLC Indemnitees”) from and against, and shall reimburse such Rangers, LLC Indemnitees with respect to, any and all claims, actions, liabilities, losses, damages, costs and expenses including, without limitation, reasonable attorneys’ fees, disbursements and court costs, incurred by each Rangers, LLC Indemnitee by reason of or arising out of or in connection with any breach by Representative of any covenant, agreement, representation or warranty contained herein.

9.2 Rangers, LLC Indemnity. Rangers, LLC shall at all times, when requested, defend, indemnify and hold harmless Representative and Representative’s owners (direct and indirect), related companies and affiliates and their respective directors, officers, employees, contractors, agents, successors and assigns (collectively, the “Representative Indemnitees”) from and against, and shall reimburse such Representative Indemnitees with respect to, any and all claims, actions, liabilities, losses, damages, costs and expenses including, without limitation, reasonable attorneys’ fees, disbursements and court costs, incurred by each Representative Indemnitee by reason of or arising out of or in connection with any breach by Rangers, LLC of any covenant, agreement, representation or warranty contained herein.

9.3 Indemnity Procedures. If any complaint, lawsuit or enforcement action is received by or filed against any party entitled to the benefit of indemnification hereunder, or if such party receives notice of any matter for which indemnification is to be given hereunder, written notice thereof shall be given to the indemnifying party. The indemnifying party shall engage attorneys of its own choice at its own cost, risk and expense, subject to approval of the indemnified party, which shall not be unreasonably withheld. The indemnified party shall cooperate in the investigation, trial and defense of such claim, lawsuit or action and any appeal arising therefrom. The indemnified party may, at its own cost, retain its own counsel to participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The indemnifying party shall not settle any claim, lawsuit or enforcement action without the written consent of the indemnified party, which shall not be unreasonably withheld.

9.4 Survival. The terms of this Section 9 shall survive the expiration or earlier termination of this agreement.

10. Miscellaneous.

10.1 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to laws regarding choice of law or jurisdiction. The parties consent to the jurisdiction of the courts located in the state of New York (state or federal, as applicable) for the limited purpose of enforcement of the provisions of this Agreement and related matters.

10.2 Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated, unless such invalidity, voidness or unenforceability materially alters the purposes of this Agreement.

10.3 Notices. All notices, requests, consents, directions, demands, waivers and other communications provided for herein shall be in writing and shall be deemed given, made or served if personally delivered, sent by express overnight courier service, sent by certified mail, postage prepaid, return receipt requested, or telecopied to the applicable party at the address listed below:

If to Representative:

MSG Entertainment Group, LLC

2 Penn Plaza, 14th Floor

New York, NY 10121

Attention: EVP of Marketing Partnerships

With a copy to:

MSG Entertainment Group, LLC

2 Pennsylvania Plaza, 19th Floor

New York, New York 10121

Attention: General Counsel

If to Rangers, LLC:

Rangers, LLC

2 Pennsylvania Plaza

New York, New York 10121

Attention: President

with a copy to:

Rangers, LLC

2 Pennsylvania Plaza

New York, New York 10121

Attention: General Counsel

If to the NHL:

Prior to March 1, 2020:

National Hockey League

1185 Avenue of the Americas

New York, NY 10036

Attention: General Counsel

On or after March 1, 2020:

National Hockey League

One Manhattan West

395 9th Avenue

New York, New York 10001

or as to each party, at such other addresses as shall be designated by such party in a written notice to the other party. All such notices shall be deemed effective (i) if personally delivered, on the date of delivery, (ii) if mailed, the first business day that is at least three (3) days after the date deposited in the U.S. Mail or (iii) if telecopied or sent by express overnight courier service, one business day after the date transmitted by telecopier or delivered to, or picked up by, a nationally recognized express overnight courier service for next day delivery.

10.4 Assignment; Binding Upon Successors. Representative shall have the right to assign this Agreement upon written notice to Rangers, LLC to any person or entity that acquires the Arena, provided that the assignee agrees in writing to assume all of Representative’s obligations under this Agreement. Rangers, LLC shall have the right to assign this Agreement upon written notice to Representative to any person or entity that acquires the Team in accordance with League Rules, provided that the assignee agrees in writing to assume all of Rangers, LLC’s obligations under this Agreement. Rangers, LLC shall further have the right to collaterally assign this Agreement to secure indebtedness of the Rangers incurred in accordance with League Rules. Except as set forth in this Section 10.4, neither party shall be permitted to assign this Agreement without the prior written consent of the other party, not to be unreasonably withheld, conditioned or delayed. A change in ownership of either party shall not be deemed an assignment under this Section 10.4.

10.5 Modifications, Amendments and Waivers. This Agreement may be amended at any time only by the written agreement of both of the parties hereto.

10.6 Confidentiality. The parties agree that this Agreement (including its existence and all provisions hereof), any and all information related to the business and activities of the other party that may be obtained from any source or may be developed as a result of this Agreement, and any other information of the other party that is designated proprietary or confidential or that any reasonable person would regard as such based on the nature or source of the information (collectively, “Confidential Information”), in each case, shall be kept confidential and shall not be disclosed to third parties, except that each party may disclose such Confidential Information only (a) to its agents, representatives, affiliated entities and employees who need to know and who shall agree to be bound by the terms and conditions of this Agreement (including without limitation the confidentiality obligations of this paragraph), (b) in response to a lawfully-served subpoena, (c) pursuant to any law, rule, regulation or request to produce documentation made by any governmental body (including, but not limited to, the Securities Exchange Commission), national securities exchange or in any administrative or judicial proceeding, (d) to any prospective lender, investor, financing entity or prospective purchaser of a direct or indirect interest in such party or the assets of such party, provided that any such person or entity agrees to be bound by the confidentiality obligations of this paragraph, (e) the NHL and any agents, representatives, affiliated entities and employees of the NHL and/or (f) as required by League Rules.

10.7 Interpretation. The section headings contained in this Agreement are solely for purpose of convenience and shall neither be deemed a part of this Agreement nor used in any interpretation hereof.

10.8 Integration. This Agreement contains all of the agreements of the parties hereto with respect to the matters covered hereby, and supersedes in their entirety any prior agreements, oral or written, of the parties.

10.9 No Third-Party Beneficiaries. The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate either of the parties hereto, to any person or entity not a party to this Agreement; provided that the NHL is a third party beneficiary with respect to Section 10.12.

10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original Agreement, but all of which together shall constitute one and the same instrument.

10.11 Limited Recourse. Any recourse, action or claim to which either party is entitled hereunder shall extend only to the other party and not to any direct or indirect owner of such party or any agent of such party, past, present or future.

10.12 Subordination. This Agreement is subject to and limited by Representative’s and Rangers, LLC’s agreements with, and the rules, regulations and agreements of, all leagues (including, without limitation, League Rules and any restrictions on the sale of sponsorship assets or categories based on League Rules as a result of the NHL’s sponsorship partnerships), associations, individual athletic teams, program suppliers and distributors, as such agreements, rules or regulations may from time to time be amended, entered into, interpreted, enacted, performed or enforced. Rangers, LLC and Representative hereby covenant to comply with all League Rules in connection with their respective performances hereunder. In the event of any conflict between this Agreement and League Rules, League Rules shall control and govern in all respects, and the performance of Rangers, LLC shall be excused to the extent that the same is prohibited by League Rules. Each agreement entered into by either Party in performance of its obligations hereunder (e.g., each Sponsorship Agreement entered into with a third party as described in Section 1.3) shall (a) be subject to League Rules (including any applicable approval rights) and (b) include all NHL-required subordination language.

10.13 No Joint Venture. Nothing contained herein shall constitute or be deemed to constitute the parties as partners or joint venturers. The parties hereto are independent contractors responsible for their own obligations.

10.14 Limitation of Liability. EXCEPT TO THE EXTENT ARISING FROM A PARTY’S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS PURSUANT TO SECTION 9 ABOVE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.15 No Conflict. Rangers, LLC acknowledges and agrees that, as part of its regular business practices, Representative and its affiliates undertake representations of the type contemplated hereunder for affiliates of Representative including the television networks known as “the MSG Network” and “MSG+,” sports teams and venues that may have interests in conflict with those of MSG Sports or the Rangers. Rangers, LLC agrees that such representations by Representative or its affiliates shall not be construed or deemed to be a violation or breach of any obligation on the part of Representative to Rangers, LLC hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

NEW YORK RANGERS, LLC

By:	/s/ Victoria M. Mink
Name: Victoria M. Mink
Title: Executive Vice President and Chief Financial Officer

MSG ENTERTAINMENT GROUP, LLC

By:	/s/ Philip D’Ambrosio
Name: Philip D’Ambrosio
Title: Senior Vice President, Treasurer